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                                                                  Exhibit 10.201

               SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

     THIS SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE ("Second Amendment") effective as of the 23rd day of June, 2004, amends that certain Agreement of Purchase and Sale of Purchase dated as of June 4, 2004 and amended by letter dated June 18, 2004 and an Amendment To Agreement of Purchase and Sale dated June 21, 2004 (as so amended, the "Agreement") by and between ORIX Touchstone Seattle Venture ("Seller") and Inland Real Estate Acquisitions, Inc. ("Purchaser") for the purchase and sale of the property commonly known as Northgate North Shopping Center, Seattle, Washington (the "Property").

                                   RECITIALS:

     Pursuant to Paragraph 10.01(h) of the Agreement and the Access and Escrow Agreement to be executed at Closing, Seller is obligated to complete the Bassett TI Work and indemnify the Purchaser for any loss, cost or expenses that arises by reason of any default by Seller in Seller's performance of the Bassett TI Work. Purchaser requires and Seller is willing to confirm the Seller's indemnity obligations including the failure of BDF Northwest, Inc. ("Bassett") to commence payment of the rental obligations pursuant to its lease (the "Bassett Lease") of a portion of the Property due to delays by Seller in completion of the Bassett TI Work, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, Seller and Purchaser agree as follows:

     1. The parties agree hereby that, subject to the remaining provisions of this Section 1, Paragraph 10.01(h) and Paragraph 19.01(a)(vi) are intended and are expressly modified to include (i) any delay in payment of minimum rent or pass through amounts by Bassett beyond December 31, 2004 due to any failure by Seller to fully complete the Bassett TI Work on or before September 1, 2004 and (ii) any failure of Bassett to commence its lease payments at any time resulting from Seller's failure to timely complete the Bassett TI Work within the time schedule required by the Bassett Lease. In the event of a delay in Bassett's obligation to pay rents beyond December 31, 2004 resulting from Seller's failure to timely complete the Bassett TI work within the time specified by the Bassett Lease to require rent to commence on January 1, 2005, Seller will pay, on a monthly basis, in advance all minimum rent and pass throughs generally required from Bassett under the Bassett Lease from January 1, 2005 until Bassett's rent commencement date. In the event of Seller's failure to timely complete the Bassett TI Work, and to the extent such failure (i) permits Bassett to abate rent and/or pass throughs for any period, (ii) obligates the landlord under the Bassett Lease to pay any damages or (iii) allows Bassett to terminate its lease, Seller will promptly pay Purchaser any such abated rent or pass throughs and damages and, if Bassett has terminated the Bassett Lease as a result of Seller's failure to timely complete the Bassett TI Work. Seller will be responsible to and will pay to Purchaser all rent and pass throughs to Purchaser on a monthly basis which otherwise would have accrued under the Bassett Lease; provided in no event will Seller's aggregate liability under the Section 1 exceed
            (a) the equivalent of eight (8) months of minimum

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            rent and pass throughs as set forth in the Bassett Lease and (b) to the extent Seller receives any additional sums (other than sums payable by the general contractor for contractor delays to the extent such funds relate to the period prior to September 1, 2005) payable by the general contractor responsible to complete the Bassett TI Work, Seller shall pay such amounts to Purchaser. Nothing contained herein is intended to limit the indemnity provisions as are set forth in the Agreement other than as expressly limited hereby for certain delays in completion by Seller of the Bessett TI Work.

     2. At Closing and as a condition of Closing, Seller and ORIX Real Estate Equities, Inc., as guarantor of Seller's obligations under this Amendment, will execute a separate indemnity agreement confirming all of its obligations under this Amendment.

     3. Except as amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

     4. All capitalized terms not expressly defined herein shall have the same meaning as set forth in the Agreement.

     5. All future references to the Agreement shall include the Agreement and this Amendment.

     6. Facsimile transmissions hereof to the respective offices of the parties of this Amendment and their respective counsel shall be deemed originals.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                       SELLER:

                                       ORIX TOUCHSTONE SEATTLE VENTURE, an
                                       Illinois general partnership

                                       By:  ORIX Seattle II, Inc.,
                                            its Managing General Partner

                                            By: /s/ Jeffrey C. Plack
                                               -------------------------------

                                            Its:      Jeffrey C. Plack
                                                ------------------------------
                                                      Executive Vice President

                                       PURCHASER:

                                       INLAND REAL ESTATE ACQUISITIONS, an
                                       Illinois corporation

                                            By: [ILLEGIBLE]
                                               -------------------------------

                                            Its:       President
                                                -------------------------------

                                        2
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                   AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

     THIS AMENDMENT TO AGREEMENT OF PURCHASE AND SALE ("Amendment") effective as of the 21st day of June, 2004, amends that certain Agreement of Purchase and Sale dated effective as of June 4, 2004 and amended by letter dated June 18, 2004 (as so amended, the "Agreement"), by and between ORIX Touchstone Seattle Venture ("Seller") and Inland Real Estate Acquisitions, Inc. ("Purchaser") for the purchase and sale of the property commonly known as Northgate North Shopping Center, Seattle, Washington (the "Property").

                                    RECITALS:

     Purchaser's Inspection Period as provided under the Agreement expires on June 21, 2004, but Purchaser needs additional time to complete Purchaser's Investigations with respect to the Bassett Lease. Seller is willing to grant an extension of the Inspection Period as it relates to the Bassett Lease but solely upon the terms and conditions hereinafter provided.

     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, Seller and Purchaser agree as follows:

     1. Paragraph 13.02(a) of the Agreement is hereby amended to extend the Inspection Period, solely with respect to the Bassett Lease, to June 23, 2004. Purchaser hereby acknowledges that it is satisfied with the results of all of Purchaser's Investigations, other than with respect to the Bassett Lease, and waives any right to terminate the Agreement based on Purchaser's Investigations, other than with respect to the Bassett Lease and the other items listed below. In addition to the notice requirements set forth in the Agreement, Purchaser will notify Seller and its counsel, Irwin Gzesh by facsimile transmission at their respective offices no later than 5:00 P.M., C.S.T., on June 23, 2004, of Purchaser's election to either terminate the Agreement or waive its right to terminate the Agreement as a result of (i) its inspections with respect to the Bsssett Lease, (ii) to verify that the Property contains at least two hundred seventy-five (275) parking spaces and (iii) to verify the Target rent, square footage and expiration date.

     2. Except as amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

     3. All capitalized terms not expressly defined herein shall have the same meaning as set forth in the Agreement.

     4. All future references to the Agreement shall include the Agreement and this Amendment.

     5. Facsimile transmissions hereof to the respective offices of the parties to this Amendment and their respective counsel shall be deemed originals.

     6. This Amendment shall also serve as the joint written direction of the undersigned to First American Title Insurance Company to amend the Strict Joint Order

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            Escrow dated June 7, 2004 to replace The date "June 21, 2004"
            appearing in the first paragraph thereof with the phrase "5:00 P.M., C.S.T, on June 23, 2004."

     IN WITNESS WHEREOF, The parties hereto have executed this Amendment as of the day and year first above written.

                                       SELLER:

                                       ORIX TOUCHSTONE SEATTLE VENTURE, an
                                       Illinois general partnership

                                       By:  ORIX Seattle II, Inc.,
                                            its Managing General Partner

                                            By: /s/ Jeffrey C. Plack
                                               -------------------------------

                                            Its:      Jeffrey C. Plack
                                                ------------------------------
                                                      Executive Vice President

                                       PURCHASER:

                                       INLAND REAL ESTATE ACQUISITIONS, INC.,
                                       an Illinois corporation

                                       By: /s/ [ILLEGIBLE]
                                          ------------------------------------
                                       Name:
                                            ----------------------------------
                                       Title:
                                            ----------------------------------

                         AGREEMENT OF PURCHASE AND SALE

     THIS AGREEMENT OF PURCHASE AND SALE (this "Agreement") is made effective as of the _____ day of June, 2004, by and between ORIX TOUCHSTONE SEATTLE VENTURE, an Illinois general partnership ("Seller"), and INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation ("Purchaser").

                                    RECITALS:

     A. Seller is the fee owner of the Real Property (as hereinafter defined) commonly referred to as Northgate North Shopping Center, Seattle, Washington, and the owner of the Personal Property, the Contracts, the Leases and the Licenses (all as hereinafter defined and collectively referred to herein as the "Property").

     B. Seller desires to sell, and Purchaser desires to purchase, the Property upon and subject to the terms and conditions hereinafter set forth.

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, agreements, covenants and conditions herein contained, and other good and valuable consideration, Seller and Purchaser agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.01 DEFINITIONS. As used herein, the following terms shall have the respective meanings indicated below:

     ACCESS AND ESCROW AGREEMENT: As defined in Section 10.0l(h).

     AGREEMENT: This Agreement of Purchase and Sale, including the Exhibits attached hereto which are incorporated herein and made a part hereof by this reference.

     BASSETT LEASE: As defined in Section 10.01(h).

     BASSETT TI WORK: The tenant improvement work set forth on EXHIBIT F attached hereto and made a part hereof.

     BDF: BDF Northwest, Inc.

     BUILDING: The building situated on the Land containing approximately 302,744 rentable square feet.

     CLOSING DATE: June 29, 2004.

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     CONTRACTS: All written (i) service, maintenance, operating and repair contracts and commitments (excluding the Leases and the recorded documents evidencing the Permitted Title Exceptions) in any way related to the Property or any part thereof, or pursuant to which goods, services and supplies are furnished for the operation of the Property, which will survive the Closing Date hereunder; and (ii) guaranties and warranties, if any, in effect with respect to the Property or any portion thereof.

     DEED: That certain recordable Special Warranty Deed to be delivered by Seller at closing on the Closing Date conveying to Purchaser, or Purchaser's designee, fee simple title to the Real Property subject only to the Permitted Title Exceptions.

     DEPOSIT: The sum of Five Hundred Thousand and No/100 Dollars ($500,000.00), which Purchaser shall, within two (2) business days following the execution of this Agreement, deposit with Escrowee, as escrowee, in a joint order escrow to be held as earnest money subject to the terms of this Agreement. Escrowee shall be directed to invest the Deposit in an interest bearing account at Purchaser's option with all interest thereon accruing for the benefit of Purchaser.

     DOLLARS OR $: Dollars in the lawful currency of the United States of America.

     ENVIRONMENTAL LAWS: As defined in Section 12.01(k).

     ESCROWEE: First American Title Insurance Company (National Accounts Division), Chicago, Illinois.

     EXISTING SURVEY: As defined in Section 4.01.

     HAZARDOUS MATERIALS: As defined in Section 12.01(k).

     LAND: The parcel of land situated at the northeast corner of N.E. Northgate Way and 3rd Avenue NE in Seattle, Washington which is legally described on EXHIBIT A, containing approximately 3.9218 acres, on which has been constructed the retail shopping center commonly known as Northgate North Shopping Center.

     LEASES: All leases, ground leases (if any), tenancies and rental agreements, including amendments thereto, and all lease guarantees executed in connection therewith, as listed on EXHIBIT B attached hereto.

     LEGAL REQUIREMENTS: All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities having jurisdiction over the Property and the operation thereof including, for purposes hereof, any local Board of Fire Underwriters, but specifically excluding any Environmental Laws.

     LICENSES: All licenses, franchises, certifications, authorizations, certificates of occupancy, notices, approvals, and permits issued or approved by any governmental authority and relating to Seller's (and not any tenant's) operation, ownership and maintenance of the Real

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Property or Personal Property or any part thereof including machinery permits, business licenses, ingress and egress permits and the like, a list of which is attached hereto as EXHIBIT C.

     PERMITTED TITLE EXCEPTIONS: (i) those exceptions to title to the Property which will be deemed approved by Purchaser as provided in Section 5.01 hereof;
(ii) the standard printed and general exceptions and exclusions contained in an Owner's Title Insurance Policy, issued by the Title Insurer, provided that Seller shall cause the Title Insurer to provide full extended title insurance coverage over all such general exceptions waiving off on or insuring over all construction, (iii) the lien of real estate taxes not delinquent on or before the Closing Date and (iv) the Leases.

     PERSONAL PROPERTY: All advertising materials (including leasing brochures, drawings and other marketing or promotional materials), letterheads, envelopes, signs, supplies, landscaping equipment and other tangible personal property, if any, situated in or upon and used in connection with the operation or maintenance of the Real Property or any part thereof, owned by Seller.

     PROPERTY: Collectively, the Real Property, the Personal Property, the Contracts, the Leases and the Licenses.

     PURCHASE PRICE: Forty Eight Million Four Hundred Fifty Five Thousand and No/100 Dollars ($48,455,000.00); it being agreed however that if Purchaser is able to reduce the anticipated transfer tax of 1.78% of the Purchase Price without liability to the Seller, then Purchaser shall receive a dollar for dollar reduction of the Purchase Price at the closing.

     REAL PROPERTY: The Land, all easements and appurtenances thereto belonging and all right, title and interest of the Seller in and to any streets, alleys, passages and other rights-of-way included therein or adjacent thereto; to the extent owned by Seller, all shrubs, trees and plants on the Land; the Building, together with all related common facilities and all systems, fixtures, machinery, equipment and conduits to provide fire protection, security, heat, exhaust, ventilation, air-conditioning, electrical power, light, plumbing, refrigeration, gas, sewer and water to the Building (but excluding from the foregoing all trade fixtures and personalty owned by any tenants under the Leases and personalty owned by entities providing services to the Real Property).

     SURVEY: As defined in Section 4.01.

     TI WORK DOCUMENTS: As defined in Section 10.01(h).

     TITLE COMMITMENT: A commitment for an ALTA 1992 Form B Owner's Title Insurance Policy (or the closest equivalent in the state where the Real Property is located) for the Real Property issued by the Title Insurer insuring the Real Property for the full amount of the Purchase Price due and payable to Seller at the Closing, covering title to the Real Property on or after the date hereof, showing title to the Real Property in Seller, subject only to the Permitted Title Exceptions and which will be revised at closing to (a) provide for full extended coverage over all general title exceptions contained in such policies,
(b) waive off on all construction, and (c) include the following special title endorsements to the extent the Title Insurer is legally permitted to issue the same: (i) comprehensive 1; (ii) access; (iii) survey; (iv) subdivision; (v)

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environmental lien; (vi) contiguity (if the Land consists of more than one legal parcel); (vii) utility facility; (viii) tax parcel; (ix) deletion of creditor's rights exclusion to coverage; and (x) a 3.1 zoning endorsement including parking and loading docks and insuring all completed improvements as legally conforming uses.

     TITLE INSURER: First American Title Insurance Company.

                                   ARTICLE II

                                PURCHASE AND SALE

     2.01 PURCHASE AND SALE. Subject to the conditions and on the terms contained in this Agreement:

            (a) Purchaser agrees to purchase and acquire from Seller, and Seller agrees to sell and transfer to Purchaser the Real Property by the Deed.

            (b) Purchaser agrees to purchase and acquire from Seller, and Seller agrees to sell, assign, convey and transfer to Purchaser all of Seller's right, title and interest in the Contracts, Leases and Licenses. Upon Seller's assignment of the Contracts, Leases and Licenses, Purchaser agrees to assume (i) all of Seller's obligations thereunder which shall accrue on and after the Closing Date (except with respect to any tenant CAM audit of years prior to 2004), and (ii) solely to the extent to which Purchaser receives a proration credit for the same at the closing, Seller's obligations thereunder which accrued prior to the Closing Date.

            (c) Purchaser agrees to purchase and acquire from Seller, and Seller agrees to sell, convey and transfer to Purchaser, the Personal Property by good and sufficient bill of sale containing full warranties of title (but disclaiming any warranties of merchantability, fitness for any particular purpose or other warranties), free and clear of all liens, claims, encumbrances and restrictions of every kind, nature and description, except the Permitted Title Exceptions, to the extent applicable thereto.

            (d) Purchaser agrees to purchase and acquire from Seller, and Seller agrees to quit claim, without representation, warranty or recourse, to Purchaser any right, if any, to the use of the name "Northgate North Shopping Center" together with all other intangible rights owned by Seller relating to the Property.

                                   ARTICLE III

                      DEPOSIT AND PAYMENT OF PURCHASE PRICE

     3.01 DEPOSIT; PAYMENT OF PURCHASE PRICE. Purchaser agrees to pay to Seller, and Seller agrees to accept payment of the Purchase Price as follows:

            (a) The Deposit (and interest thereon, if any) shall be (i) applied against the Purchase Price at closing, (ii) refunded or returned to Purchaser in the event that this Agreement is terminated without fault on the part of Purchaser, or (iii) paid to Seller and retained by Seller

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as liquidated damages in the event of Purchaser's default hereunder as contemplated by Section 16.01 hereof.

            (b) At closing, Purchaser shall pay to Seller the balance of the Purchase Price (after deduction of the Deposit, including interest thereon, applied against the Purchase Price as above provided), plus or minus prorations, as hereinafter provided, in cash by wire transfer of collected federal funds.

                                   ARTICLE IV

                                     SURVEY

     4.01 SURVEY. Seller has delivered to Purchaser that certain survey dated July 25, 2003 and revised on August 20, 2003, prepared by Centre Pointe Surveying, Inc. (the "Existing Survey"). Purchaser may, at its option and at its sole cost and expense, obtain an update to the Existing Survey or a new survey of the Property (such update or new survey, the "Survey"). If the Survey discloses any matters to which Purchaser objects, Purchaser shall give Seller written notice of such objection no later than June 21, 2004, and Seller may, but shall be under no obligation to, have such matters so objected to by Purchaser removed or insured over by the Title Insurer. If Seller fails to have the same removed or insured over, Purchaser shall elect in writing to either (i) terminate this Agreement (in which event the Deposit together with interest thereon, if any, shall forthwith be returned to Purchaser and all of the parties hereunder shall cease (except any Surviving Obligations, as hereafter defined) and this Agreement shall have no further force or effect), or (ii) accept the Property subject to such encroachments, violations or unpermitted exceptions. If Purchaser does not so elect, this Agreement shall automatically terminate without further action of the parties in which event the Deposit together with interest thereon, if any, shall forthwith be returned to Purchaser and, except with respect to the Surviving Obligations, all obligations of the parties hereunder shall, cease and this Agreement shall have no further force or effect.

                                    ARTICLE V

                                      TITLE

     5.01 TITLE. Seller shall deliver the Title Commitment together with all title exception documents reflected therein to Purchaser not later than fifteen
(15) days prior to the Closing Date. If Purchaser objects to any exceptions to title shown in the Title Commitment (other than Permitted Title Exceptions), Purchaser shall give Seller written notice of such objection no later than ten
(10) days following its receipt of the Title Commitment. Any exceptions to title shown on the Title Commitment to which Purchaser does not so object shall be deemed approved by Purchaser and included in the definition of "Permitted Title Exceptions" for purposes of this Agreement. Purchaser agrees to accept title at closing subject to all Permitted Title Exceptions. If the date down to the Title Commitment at closing discloses exceptions to title other than Permitted Title Exceptions and liens securing indebtedness which may be released for an amount less than the Purchase Price and which Seller shall have the right to pay and discharge on or before the Closing Date, Seller may, but shall be under no obligation to, have such exceptions removed from the Title Commitment or to have the Title Insurer

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commit to insure for the full amount of said policy against loss or damage that may be occasioned by such unpermitted exceptions. If Seller fails to have such exceptions removed or insured over, Purchaser, at its sole right and remedy on account thereof, shall elect to either (i) terminate this Agreement (in which event the Deposit together with interest thereon, if any, shall forthwith be returned to Purchaser and, except with respect to the Surviving Obligations, all obligations of the parties hereunder shall cease and this Agreement shall have no further force or effect), or (ii) accept title subject to such unpermitted exceptions with the further right to deduct from the Purchase Price amounts secured by or constituting unpermitted liens or encumbrances of a definite or ascertainable amount (provided such unpermitted liens or encumbrances, exclusive of voluntary encumbrances such as mortgages, do not exceed in the aggregate, an amount of Five Hundred Thousand and no/100 Dollars ($500,000.00). If Purchaser does not so elect, this Agreement shall automatically terminate without written further action of the parties (in which event the Deposit together with interest thereon, if any, shall forthwith be returned to Purchaser and, except with respect to the Surviving Obligations, all obligations of the parties hereunder shall cease and this Agreement shall have no further force or effect). A concurrent condition to the obligation of Purchaser to close upon the transaction contemplated by this Agreement is that on the Closing Date, Seller shall, at Seller's sole cost and expense, cause the Title Insurer to issue an owner's title insurance policy in the amount of the Purchase Price, pursuant to and in accordance with the Title Commitment, insuring fee simple title in Purchaser as of the Closing Date, subject only to the Permitted Title Exceptions and such other title exceptions as Purchaser may approve.

                                   ARTICLE VI

                    POSSESSION, PRORATIONS AND CLOSING COSTS

     6.01 POSSESSION. Possession of the Property shall be delivered to Purchaser on the Closing Date, subject to the rights of tenants in possession under the Leases.

     6.02   PRORATIONS.

            (a) TAXES. General real estate taxes and personal property ad valorem taxes (other than those directly payable to the appropriate governmental authorities by tenants under the Leases) with respect to the Real Property and Personal Property (collectively, "Taxes") due and payable at or prior to the Closing shall be paid by Seller but Seller shall receive a proration credit at closing to the extent any such taxes were paid in advance and relate to periods from and after the closing for which Purchaser will be entitled to a post-closing pass-through reimbursement from tenants under the Leases. Taxes which have accrued but are not yet due and payable as of the Closing shall be prorated between Seller and Purchaser on the basis of the actual amount thereof if the same is determinable and otherwise on the basis of 110% of the most recently ascertainable Taxes; and in the proration Seller shall credit Purchaser with an amount equal to (i) those Taxes that have accrued during the 2004 tax year which are attributable to such portions of the Real Property for the period of time the same was not occupied by tenants under the Leases plus (ii) all estimated payments then due and payable as of the Closing Date from tenants under the Leases for Taxes accruing during the 2004 tax year, plus (iii) those Taxes attributable to such portions of the Real Property for the period of time the same was occupied by tenants under the Leases but such tenants were not obligated to pay Taxes for such period

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pursuant to the terms of their respective Lease. All prorations for Taxes for which final tax bills are not available as of closing shall be reprorated upon issuance of the final 2004 real estate tax bills.

            (b) FIXED, MINIMUM AND BASE RENTS. Subject to Section 6.02(1), Seller shall be entitled to receive all fixed, minimum and base rents which are due or past due or not yet due but accrued under the terms of the Leases, prorated to the Closing Date, upon collection of the same from tenants. Subject to Section 6.02(1), Purchaser shall be entitled to receive all fixed, minimum and base rents which relate to periods commencing on or after the Closing Date, upon collection of the same from tenants.

            (c) OVERAGE RENTS. Overage rents to be prorated hereunder shall include, but not be limited to, percentage rents, consumer price index escalation payments and other similar rental payments in excess of fixed, minimum and base rents under the Leases, whether finally determined before or after the expiration of the fiscal years under various Leases. Overage rents shall be separately prorated under each Lease on the basis of the fiscal year set forth in each Lease for the payment of overage rents. All interim overage rent payments made before the Closing Date shall be retained by Seller until year-end adjustment and determination of Seller's allocable share thereof, except that interim payments received by either party for the month in which the Closing Date occurs shall be prorated as between Seller and Purchaser based upon the number of days in that month occurring before the Closing Date, and the party receiving the interim payment shall remit to or credit, as appropriate, the other party its proportionate share. All amounts received by Purchaser on or after the Closing Date as interim payments of overage rents shall be retained by Purchaser until year-end adjustment and determination of Seller's allocable share thereof. Upon final determination of overage rents owed by a tenant under its Lease for the fiscal year under that Lease in which the Closing Date occurs, Seller and Purchaser shall adjust between themselves amounts owed for such fiscal year on account of overage rents, and Seller's allocable share of such overage rents shall be equal to an amount determined by multiplying total overage rents owed by the fraction whose numerator is the number of days in such fiscal year before the Closing Date, and whose denominator is the total number of days in such fiscal year. At the end of the fiscal year for each Lease for which overage rents are due, Purchaser shall promptly bill the amounts due, if necessary. To the extent received by Purchaser under the applicable Lease, Purchaser shall furnish Seller with financial statements indicating the sales and overage (percentage) rent figures for each tenant for all relevant periods. Within fifteen (15) days after collection, Purchaser shall remit to Seller its allocable share, less interim payments previously retained by Seller, if any. If Seller has retained amounts in excess of its allocable share, Seller shall, within fifteen (15) days after notice from Purchaser of the excess owed Purchaser, remit such excess to Purchaser. Any overage rents with respect to Leases terminated before the Closing Date shall belong entirely to Seller, and Purchaser shall remit to Seller all payments made to Purchaser after the Closing Date on account of such overage rents. Any overage rents with respect to Leases commencing on or after the Closing Date shall belong entirely to Purchaser.

            (d)   INTENTIONALLY DELETED.

            (e) COMMON AREA MAINTENANCE CHARGES AND SIMILAR EXPENSES. To the extent tenants under Leases pay monthly estimates of common area

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maintenance charges and similar expenses (collectively, "Charges") with an adjustment at the end of each fiscal year applicable to Charges, they shall be prorated in accordance with this Section 6.02(e). For purposes of this Section 6.02(e), Taxes shall not be treated as Charges and shall be prorated exclusively under Section 6.02(a) above. Until the adjustment described in this section is made, all amounts received by Seller as interim payments of Charges before the Closing Date shall be retained by Seller, except that all interim payments received by either party for the month in which the Closing Date occurs shall be prorated as between Seller and Purchaser based upon the number of days in that month occurring before the Closing Date and the party receiving the interim payment shall remit to (if received on or after the Closing Date) or credit (if received before the Closing Date) the other party its proportionate share. All amounts received by Purchaser as interim payments of Charges on or after the Closing Date shall be retained by Purchaser until adjustment and determination of Seller's share thereof. At such times as Seller's actual cost of providing common area maintenance services (as the case may be) prior to the Closing Date becomes known, Seller's share of actual Charges for Leases in effect as of the Closing Date shall be determined. If, on the basis of amounts actually incurred and the estimated payments received by Seller prior to the Closing Date, Seller has retained amounts in excess of Seller's actual cost incurred for such item, Seller shall, within fifteen (15) days after either discovery by Seller or notice from Purchaser of the excess owed Purchaser, remit such excess to Purchaser. If, on the basis of the foregoing amounts, Seller has received in estimated payments an amount less than Seller's actual cost incurred for such item, Purchaser shall, within fifteen (15) days after either discovery by Purchaser or notice from Seller of the amount owed Seller, remit such amount to Seller. Purchaser agrees to use commercially reasonable efforts to collect such sums from tenants. Seller shall have and hereby reserves the right to institute legal proceedings for collection of such amounts directly against such tenants; provided, however, Seller shall have no right to institute legal proceedings to terminate such tenant's Lease or evict tenant from the Real Property.

            (f) PREPAID RENTS AND SECURITY DEPOSITS. All prepaid rents and security and other deposits of all tenants under Leases, with interest thereon to the extent any interest is required to be paid to such tenants, shall be delivered by Seller to Purchaser on the Closing Date, or Seller may elect to give Purchaser a credit against the Purchase Price in the amount of such prepaid rent or deposits.

            (g) CONTRACTS. Purchaser shall be entitled to a credit against the Purchase Price for sums that are due (or accrued) and unpaid as of the Closing Date under any Contracts, and Seller shall be entitled to a credit to the extent that sums have been paid under any Contracts for services to be performed or goods to be delivered after the Closing Date.

            (h) UTILITIES. All utility charges shall be prorated between Purchaser and Seller as of the Closing Date. To the extent feasible, Seller shall arrange for meter readings of metered utilities at the Property on the business day immediately prior to the Closing Date. If such charges and expenses are unavailable on the Closing Date, a readjustment shall be made within ten
(10) days following the availability of meter readings and accurate bills and figures.

            (i) GOVERNMENTAL, UTILITY AND SIMILAR DEPOSITS. Seller shall have the right to the return of any deposit, bond or letter of credit given by Seller to secure any Licenses, utility services or other development obligations in connection with to the Property.

            (j) OTHER ITEMS OF EXPENSE OR RECEIPT. All other customarily prorated items of expense or receipt shall be prorated between the parties hereto as of the Closing Date. Except with respect to items prorated at closing, Seller shall be responsible for payment of any and all bills or charges incurred prior to the Closing Date for work, services, supplies or materials, and Purchaser shall be responsible for payment of any and all bills or charges incurred on or after the Closing Date for work, services, supplies or materials.

            (k) ADJUSTMENTS. All revenue from the Property, utility charges and other operating expenses shall be prorated at closing effective as of 11:59 p.m. the day before the Closing Date. Prorations shall be accomplished by an adjustment in the Purchase Price due Seller on the Closing Date. Each party's respective obligations under this Article VI to reprorate, reallocate, reimburse or pay the other party shall survive the closing and shall not merge into any instrument of conveyance delivered at closing. The parties shall work together to arrive at final adjustments as soon as practicable and shall remit any amounts owed promptly upon such determination.

            (l) COLLECTIONS AND APPLICATION OF PAYMENTS AFTER CLOSING. After the Closing Date, Purchaser shall bill tenants for all amounts due under Leases, including amounts accruing prior to the Closing Date. Purchaser shall prepare and send to tenants all tax bills, expense statements and other data required by Leases, and Seller shall cooperate and assist Purchaser in preparing same as may be reasonably required and requested by Purchaser. Any amounts or charges payable by tenants on or after the Closing Date with respect to which Seller is entitled to receive a share under this Agreement and any amount due and owing Seller before the Closing Date by tenants under the Leases which are unpaid on the Closing Date, are collectively herein called "Delinquent Amounts." Notwithstanding the foregoing or any direction from tenants to the contrary, rental and other payments received by Purchaser or Seller from tenants shall be first applied toward the actual out-of-pocket costs of collection paid to third parties other than the managing agent of the Property, then toward the payment of accrued and unpaid rent and other charges owed to the Purchaser, and any excess monies received shall be applied toward the payment of Delinquent Amounts. Purchaser may not waive any Delinquent Amounts nor modify a Lease so as to reduce amounts or charges owed under Leases for any period in which Seller is entitled to receive a share of charges or amounts, without first obtaining Seller's written consent. During the first twelve (12) months after the Closing Date, Seller shall have and reserves the right to pursue any remedy against any tenant owing Delinquent Amounts provided that (i) Seller shall notify Purchaser of its intent to institute any legal proceeding, (ii) Seller shall in no event institute any proceeding to evict or dispossess a tenant from the Real Property, and (iii) Seller shall not take any action which would limit Purchaser's rights to pursue any remedy Purchaser may have for a default under any Lease. Purchaser may, by written notice to Seller within ten (10) days of receipt of Seller's notice, restrict Seller from collecting such Delinquent Amounts, but only if Purchaser first pays Seller such Delinquent Amounts in exchange for Seller's assignment to Purchaser of all of Seller's rights and causes of action with respect thereto. With respect to Delinquent Amounts owed by tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto.

     6.03 CLOSING COSTS. Seller shall pay all charges customarily attributable to sellers including, without limitation, all title charges and premiums, survey charges for the Existing Survey, and all municipal, state and county transfer taxes. Purchaser shall pay all charges customarily attributable to purchasers including, without limitation, all recordation charges, and title insurance and money-lender's escrow charges incurred in connection with any mortgage loans obtained by Purchaser, and all third party costs (other than costs incurred or required to be incurred by Seller) associated with Purchaser's due diligence investigations and tests (including, without limitation, the Survey, if applicable). The parties shall each be solely responsible for the fees and disbursements of their respective counsel and other professional advisors in closing this transaction.

                                   ARTICLE VII

                                     ESCROW

     7.01 ESCROW. The parties, through their respective attorneys, shall establish an escrow with the Escrowee through which the transaction contemplated hereby shall be closed (the "Escrow") and into which Purchaser shall cause the Deposit to be deposited. Purchaser, at its sole option, shall direct the Escrowee to invest any cash portion of the Deposit in accounts or securities permitted by Escrowee at the highest available rate of interest, which interest shall be paid to Purchaser (except to the extent otherwise provided in Sections 3.01(a) and 16.01 hereof). The escrow instructions shall be in the usual form of deed and money escrow agreement customarily used by the Escrowee with such special provisions added thereto as may be required to conform to the provisions of this Agreement and so as to provide for a so-called "New York style" closing requiring the simultaneous delivery of the Deed to Purchaser and disbursement of the Purchase Price proceeds to Seller as contemplated by Section 15.05 hereof. Upon creation of the Escrow, anything herein to the contrary notwithstanding, the payment of the Purchase Price and delivery of the Deed and other documents required to be delivered at the closing shall be made through the Escrow. Said Escrow shall be auxiliary to this Agreement, and this Agreement shall not be merged into nor in any manner superseded by said Escrow. In the event of any inconsistencies between the terms and provisions of this Agreement and the terms and provisions of the Escrow, the terms and provisions of this Agreement shall govern and control. The Escrow costs and fees shall be equally divided between Purchaser and Seller.

                                  ARTICLE VIII

                                    BROKERAGE

     8.01 BROKERAGE. Purchaser hereby represents and warrants to Seller that Purchaser has not dealt with any broker or finder in respect to the transaction contemplated hereby, and Purchaser hereby agrees to indemnify Seller for any claim for brokerage commission or finder's fee asserted by a person, firm or corporation claiming to have been engaged by Purchaser. Seller hereby represents and warrants to Purchaser that Seller has not dealt with any broker or finder in respect to the transaction contemplated hereby, and Seller hereby agrees to indemnity Purchaser for any claim for brokerage commission or finder's fee asserted by a person, firm or corporation claiming to have been engaged by Seller.

                                   ARTICLE IX

                           CASUALTY AND CONDEMNATION

     9.01 CASUALTY. If, prior to the Closing Date, the Real Property and the improvements thereon (other than the Non-Owned Buildings) shall be destroyed or damaged in an amount in excess of the Material Damage Amount (as hereinbelow defined), by fire or other casualty, or if the premises of any tenant of the Building or of any Non-Owned Buildings are damaged as a result of fire or other casualty to such extent that such tenant is entitled pursuant to its Lease to terminate its Lease and does so as a result of such casualty loss, then either Seller or Purchaser shall have the option to terminate this Agreement by written notice to the other party within ten (10) days after such party has received notice of the casualty, in which event all documents shall be returned to the respective parties, and the Deposit shall be promptly returned to Purchaser, and thereupon, this Agreement shall terminate, and neither party shall have any further rights or obligations hereunder except any Surviving Obligations. Seller agrees to give Purchaser notice of any fire or other casualty within forty-eight
(48) hours after learning of any such event. The failure of either party to give such notice of termination within the aforesaid ten (10) day period shall be conclusive evidence that such party has waived such option to terminate. In the event of fire or other casualty causing damage (a) in an amount less than the Material Damage Amount, or (b) in an amount more than the Material Damage Amount or if a tenant of the Building or of any Non-Owned Buildings terminates its Lease as a result of such casualty loss, but with respect to which either party has not elected to terminate this Agreement as aforesaid, then, provided Purchaser has waived all conditions precedent to Purchaser's obligation to perform hereunder, Purchaser shall have the right to control the adjustment and settlement of any insurance claim relating to said damage, and upon the Closing Date Seller shall assign to Purchaser the interest of Seller in and to any insurance proceeds with respect to said damage. In such event, Seller will also credit against the Purchase Price the amount of any deductible on Seller's casualty and insurance policies covering said damage. For the purposes hereof, the term "Material Damage Amount" shall mean damage, the repair cost of which is reasonably estimated by Seller to be in excess of an amount of money equivalent to two and one-half percent (2.5%) of the Purchase Price. If the Closing Date is less than ten (10) days following the last day on which either party is entitled to elect to terminate this Agreement, then closing shall be delayed until such election is made or deemed to have been made.

     9.02 CONDEMNATION. If, prior to the Closing Date, any judicial, administrative or other proceeding relating to the proposed taking of any portion of the Real Property by condemnation or eminent domain or any act in the nature of eminent domain is instituted, Seller hereby agrees to furnish Purchaser written notification with respect to any such proceeding within forty-eight (48) hours of Seller's learning of the same, and Purchaser shall have the option, if such proceeding relates to a Substantial Portion (as hereinafter defined) of the Real Property or will enable any tenant under its Lease to terminate its Lease, to terminate this Agreement by giving Seller written notice of such termination within ten (10) days after receipt of written notification of any such proceeding. Purchaser's failure to give such notice in such time shall be conclusive evidence that Purchaser has waived such option to terminate and, in such event, Purchaser shall be credited (against the Purchase Price if any proceeds or award has been paid to Seller) or assigned, at closing, all of Seller's rights to any proceeds or award for such taking. Should Purchaser elect to terminate this Agreement due to any such proceeding, the

Deposit shall immediately be returned to Purchaser, and thereupon, this Agreement shall terminate, and neither party shall have any further rights or obligations hereunder except any Surviving Obligations. If the proceeding does not involve a Substantial Portion of the Real Property and does not enable any tenant to terminate its Lease, Purchaser shall not have the right to terminate this Agreement but shall be credited (against the Purchase Price if any proceeds or award has been paid to Seller) or assigned, at closing, all of Seller's rights to the proceeds or award relating thereto. For the purposes of this paragraph, the proceeding shall be deemed to involve a "Substantial Portion" of the Real Property if the proceeding (i) reduces the net rentable square feet of the Building, (ii) causes a deprivation of access to the Real Property, or (iii) involves a taking of parking areas located on the Real Property such that subsequent to such taking, the Property will be in violation of applicable zoning codes and ordinances, or in violation of parking requirements contained in any of the Leases.

                                    ARTICLE X

                         AFFIRMATIVE COVENANTS OF SELLER

     10.01  AFFIRMATIVE COVENANTS OF SELLER.

            (a) MAINTENANCE OF PROPERTY. From the date hereof to the Closing Date, Seller shall (i) maintain the Property free from waste and neglect and in good order and repair, and (ii) keep and perform or cause to be performed all required obligations of the landlord under the Leases, and of the Seller under the Contracts, Licenses and Legal Requirements. Subject to closing and the provisions of Article IX, on the Closing Date, Seller shall tender possession of the Property to Purchaser in substantially the same physical condition the Property was in on the date hereof, except for ordinary wear and tear and the ongoing Bassett TI Work, if any.

            (b) INSURANCE. From the date hereof to the Closing Date, Seller shall maintain or cause to be maintained all existing liability, casualty and other insurance upon and in respect to the Property.

            (c) OPERATION AND MANAGEMENT. From the date hereof to the Closing Date, Seller shall operate and manage the Property in the same manner as it has been operated and managed heretofore, provided that during said period, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed and shall be deemed given if Purchaser fails to respond to a request for consent within five (5) days), Seller shall not do, suffer or permit, or agree to do, any of the following:

                  (i) Enter into any transaction with respect to or affecting the Property out of the ordinary course of business;

                  (ii) Sell, encumber or grant any interest in the Property or any part thereof in any form or manner whatsoever;

                  (iii) Enter into, amend, waive any rights under, terminate or extend any Contract or Lease (except in connection with the Bassett TI Work); or

                  (iv) Remove from the Real Property any of the fixtures thereon or any of the Personal Property except if replaced with fixtures or Personal Property of equal or greater value and utility (other than in connection with the Bassett TI Work).

            (d) LICENSES. Seller shall use commercially reasonable efforts to preserve in force all existing Licenses and to cause all those expiring to be renewed prior to the Closing Date. If any such Licenses shall be suspended or revoked, Seller shall promptly so notify Purchaser.

            (e) OUTSTANDING MECHANICS' LIENS. Seller shall be and remain responsible for all obligations under any outstanding contracts made by Seller for any improvements to the Property which are not assumed by Purchaser at closing, and Seller shall cause to be discharged or insured over (by payment, bond, title insurance endorsement or otherwise) all mechanics' and material liens arising from any labor or materials furnished to the Property for such work (other than obligations that are properly the obligations of the tenants under the Leases or any third party).

            (f) CERTIFICATE OF ENVIRONMENTAL REPORTS. Seller shall use good faith efforts without additional cost or expense to Seller to have the Environmental Reports (as hereinafter defined) certified in favor of Purchaser.

            (g) PURCHASER'S AUDIT OF BOOKS AND RECORDS. During the Inspection Period and for a period of one hundred twenty (120) days from and after the Closing Date, Seller shall reasonably cooperate, at no cost or additional obligation to Seller, with Purchaser and Purchaser's auditors in the preparation of an audit of the books and records related to the income derived and expenses incurred in connection with Seller's operation of the Property for calendar year 2003; it being agreed that Purchaser shall reimburse any and all out-of-pocket expenses incurred by Seller in connection with its cooperation with such audit.

            (h) BASSETT TI WORK. Seller shall have the right to execute a construction contract and related agreements (collectively, the "TI Work Documents") for the performance of the Bassett TI Work required to be performed by the landlord under the Lease dated April 21, 2004 between BDF and Seller (the "Bassett Lease"). Promptly after execution of the TI Work Documents, Seller shall deliver copies of the same to Purchaser. Prior to the expiration of the Inspection Period, the parties shall negotiate an access and escrow agreement in form and substance reasonably acceptable to both parties (the "Access and Escrow Agreement") pursuant to which (i) Seller shall agree to cause the full and complete performance of the Bassett TI Work, including all work to be performed by third party contractors under the TI Work Documents, (ii) Purchaser shall grant access to the Property to Seller for purposes of causing the performance of the Bassett TI Work in accordance with the TI Work Documents, (iii) Seller shall escrow with Escrowee (at its Chicago office) any amounts that have not been paid under the TI Work Documents prior to Closing (and other sums, if any, as required by the Title Insurer to issue title insurance to Purchaser against mechanics liens arising from the Bassett TI Work), which such sums shall, after Closing, be released from the escrow and disbursed in payment of amounts due and owing under the TI Work Documents, as such amounts become due, and (iv) Seller shall indemnify Purchaser and its successors and assigns against any loss, cost or expense that arises by reason of any default by Seller in Seller's performance of Seller's obligations thereunder. At Closing, Seller shall cause ORIX Real Estate Equities, Inc. to join in the execution of the Access and Escrow Agreement for the purpose of guaranteeing Seller's obligations thereunder. Any amounts that Seller is required to deposit into escrow under this Section 10.01(h) may be made from the Purchase Price proceeds otherwise payable to Seller upon Closing hereunder.

                                   ARTICLE XI

                          REPRESENTATIONS OF PURCHASER

     11.01 REPRESENTATIONS OF PURCHASER. Purchaser hereby warrants and represents to Seller as of the date hereof that:

            (a) AUTHORITY, DUE ORGANIZATION. Purchaser has the full right, power, and authority to purchase the Property as provided herein and to execute, deliver, and carry out all of the provisions of this Agreement. The execution and delivery of this Agreement and any other documents required of Purchaser hereunder and the performance and observance of all of its terms, conditions, and obligations, have been or will be duly authorized by all necessary action of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Illinois.

            (b) FINANCIAL ABILITY. Purchaser is and, to Purchaser's knowledge, on the Closing Date will be, financially able to consummate this Agreement in the manner herein contemplated.

                                   ARTICLE XII

                           REPRESENTATIONS OF SELLER

     12.01 REPRESENTATIONS OF SELLER. Seller hereby represents and warrants to Purchaser as of the date hereof that:

            (a) AUTHORITY, DUE ORGANIZATION. Subject to approval by the Board of Directors of ORIX Corporation AND the waiver by Dayton Hudson Corporation of its right of first offer as contemplated by Section 14.01 hereof, Seller has full right, power and authority to sell, convey, transfer, and assign the Property to Purchaser as provided herein and to execute, deliver, and carry out all of the provisions of this Agreement. The execution and delivery by Seller of this Agreement and any other documents required of Seller hereunder and the performance and observance of all of its terms, conditions, and obligations, have been or will be duly authorized by all necessary action of Seller, subject to approval by the Board of Directors of ORIX Corporation as contemplated by
Section 14.01 hereof. Seller is a general partnership validly formed and existing under the laws of Illinois.

            (b) LEASES. The Leases listed in EXHIBIT B are all of the Leases affecting the Real Property as of the date hereof. To the best of Seller's knowledge, except as set forth in EXHIBIT B, as of the date hereof; (1) all tenants other than QWEST Wireless and BDF are occupying their respective leased premises; (2) all Leases are in good standing and are in full force and effect;
(3) all of landlord's obligations under the Leases, including with respect to the

Building the obligation to build out space to the specifications provided in the Leases, have been satisfied other than the Bassett TI Work; (4) Seller has not received any notice from any tenant under a Lease alleging that Seller is in default thereunder; (5) there is no material monetary default and to the best of Seller's knowledge, no material non-monetary default by any tenant under a Lease (it being acknowledged however that QWEST Wireless is not currently operating in its space); (6) the Leases do not grant any tenants thereunder an option or right of first refusal to purchase the Property except for the right of first refusal contained in the Lease with Dayton Hudson Corporation; (7) there are no remaining unutilized or unpaid rent concessions or tenant improvement allowances under the Leases (subject, however to the landlord obligations with respect to the Bassett TI Work); and (8) no tenant has any fee interest in the Land or the Building, except for the interest of Dayton Hudson Corporation in the "Tenant Equipment" pursuant to and as defined in the Lease, dated August 17, 1999, between Seller and Dayton Hudson Corporation. For purposes of this Section 12.0l(b) only, a material monetary default shall be deemed to have occurred if a sum in excess of one month's rent is past due and the applicable cure period shall have expired.

            (c) CONTRACTS. The Contracts listed in EXHIBIT D hereto and the TI Work Documents are the only Contracts known to Seller which will affect the Property after the Closing Date. To the best of Seller's knowledge, each of the Contracts is at present in good standing in full force and effect and has not been and will not be modified or amended, except for the TI Work Documents (which have not been executed as of the date hereof) and except as otherwise indicated in EXHIBIT D hereto. Each Contract represents the complete agreement between Seller and such other party as to the services to be performed thereunder and the compensation to be paid for such services, and, to the best of Seller's knowledge, such other parties possess no unsatisfied claim against Seller. To the best of Seller's knowledge, no portion of the Property shall be subject at the closing to the burdens and obligations of any management agreement relating to the Property.

            (d) LICENSES. The Licenses listed in Exhibit C are all of the Licenses from governmental authorities held by Seller in connection with its ownership and operation of the Real Property and Personal Property. To the best of Seller's knowledge, each of the Licenses is in full force and effect and in good standing. Seller has not received notice of any intention on the part of the issuing authority to cancel, suspend or modify any of the Licenses or to take any action or institute any proceedings to effect such a cancellation, suspension or modification.

            (e)   INTENTIONALLY DELETED.

            (f) POSSESSION. To the best of Seller's knowledge, except for Seller and tenants under the Leases and except for any rights granted to any third parties pursuant to any Permitted Title Exceptions, there are no persons in possession or occupancy of the Real Property or any part thereof, nor are there any persons who have possessory rights with respect to the Real Property or any part thereof.

            (g) COMPLIANCE WITH LEGAL REQUIREMENTS. To the best of Seller's knowledge, the improvements on the Property are presently used and operated in compliance by Seller (as distinguished from the compliance by a tenant under any Lease whereby the terms of such Lease provide that the tenant and not Seller is responsible for such compliance) with all Licenses and all Legal Requirements. Seller has not received notice of any violation of Legal Requirements applicable to any tenant.

            (h) LITIGATION. Seller has received no notice of, and to the best of Seller's knowledge there are no, claims, causes of action or other litigation or proceedings pending with respect to the Property or Seller's ownership interest therein or any part thereof except as set forth on EXHIBIT E attached hereto.

            (i) VIOLATIONS OF LEGAL REQUIREMENTS. Seller has received no notice of any violations of Legal Requirements in respect to the Property, which have not been entirely corrected.

            (j) CONDEMNATION; ASSESSMENTS. Seller has no knowledge of, and Seller has received no notice from any person or entity with respect to any existing or pending (i) condemnation of any part of the Real Property; or (ii) special tax or assessment to be levied against the Real Property.

            (k) ENVIRONMENTAL MATTERS. Except as set forth in that certain (i) Letter regarding Review of Environmental Conditions (Project No. KV03025A) dated January 15, 2003, from Associated Earth Sciences, Inc., (ii) Updated Phase I Environmental Site Assessment (Project No. BV98024E) dated August 6, 1999, prepared by Associated Earth Sciences, Inc., (iii) Asbestos Containing Materials Screening Survey, Former SeaFirst Bank Drive-Thru Facility, Seattle, Washington, dated August 6, 1999 prepared by Associated Earth Sciences, Inc., (iv) Mold Contaminated Materials Removal and Disposal Protocol dated June 2, 2003, prepared by Prezant Associates, and (v) Letter regarding mold consulting services, dated January 2, 2004 from Prezant Associates, Inc. (collectively, the "Environmental Reports"), to the best of Seller's knowledge, (i) no Hazardous Materials (as defined below) are presently located on the Real Property or have been released into the environment, or discharged, placed or disposed of at, on or under the Real Property; (ii) no underground storage tanks are located on the Real Property; and (iii) the Real Property has never been used as a dump for Hazardous Materials.

     The term "Hazardous Materials" shall mean any substance, material, waste, gas or particulate matter which is regulated by any local governmental authority, the State of Washington, or the United States Government, including but not limited to, any material or substance which is (i) defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," or "restricted hazardous waste" under any provision of Washington law; (ii) petroleum; (iii) asbestos; (iv) polychlorinated biphenyl;
(v) radioactive material; (vi) designated as a "hazardous substance" pursuant to
Section 311 of the Clean Water Act, 33 U.S.C, Section 1251 et seq.
(33 U.S.C. Section 1317); (vii) defined as a "hazardous waste" pursuant to
Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C, Section 6901 et seq. (42 U.S.C. Section 6903); or (viii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C.
Section 9601). The term "Environmental Laws" shall mean all statutes specifically described in the foregoing sentence and all federal, state and local environmental health and safety statutes, ordinances, codes, rules, regulations, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Materials.

            (l) LEASING COMMISSIONS. As of the Closing Date, there shall be no leasing commissions due and payable on account of any Lease or which may become due thereafter upon the renewal of the Leases as a result of any agreement entered into by the Seller, other than as set forth on EXHIBIT I attached hereto and made a part hereof, which such leasing commissions Seller shall be cause to be paid as set forth on EXHIBIT I.

            (m) UNEMPLOYMENT TAXES. Seller has paid all unemployment taxes with respect to its employees, if any, that are currently due and owing.

            (n) REAL PROPERTY CONDITION. To Seller's knowledge as of the date hereof, the roof of the Building is free of leaks and there are no material physical or structural defects applicable to the improvements on the Real Property. For purposes of this subsection, a defect shall be deemed to be "material" if the cost to correct such defect or to repair and restore the damage resulting therefrom exceeds or would exceed the sum of Ten Thousand Dollars ($10,000.00) on an individual basis or for a series of related defects. The foregoing representation shall not be construed to mean that the Real Property shall remain in the condition represented after the Closing Date.

            (o) CAM CHARGES. To Seller's knowledge, Seller is not delinquent in its obligation to pay any common area maintenance charges.

     12.02  SUBSEQUENT VARIANCES IN REPRESENTATIONS OF SELLER.

            (a) In the event at any time prior to closing, Seller or Purchaser learns or has reason to believe that any of the representations and warranties by Seller under Section 12.01 hereof are no longer accurate (or will not be accurate at closing, as the case may be), such party shall promptly notify the other party by a written notice (a "Variance Notice") and, in the Variance Notice, specify the factors rendering or likely to render such representation and warranty inaccurate (the "Variance"). Within ten (10) days of delivering or receiving a Variance Notice, Seller shall deliver to Purchaser written notice whether it has elected to cure the underlying facts or circumstances causing the Variance (it being agreed that the failure to deliver such notice shall be deemed Seller's election not to cure the Variance). If Seller elects to cure the Variance, Seller will exercise reasonable efforts to effectuate the cure on or before the closing and closing may be delayed by Seller as necessary for a period not to exceed thirty (30) days while it attempts to cure the same. If Seller ultimately fails to cure such Variance, then the parties shall treat such failure as if Seller had elected not to cure the Variance pursuant to subsection 12.02(b) below.

            (b) If Seller elects not to cure the Variance, this Agreement shall, at the sole election of Purchaser exercisable by written notice to Seller delivered not later than five (5) business days after Seller has, or has been deemed to have, elected not to cure the Variance, be terminated, whereupon the Deposit shall be returned to Purchaser and the parties shall have no further rights hereunder except with respect to the Surviving Obligations. However, If Purchaser does not terminate the Agreement, the representations and warranties in Section 12.01 shall be deemed to be modified by the Variance.

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     12.03  PURCHASER'S KNOWLEDGE AS TO REPRESENTATIONS OF SELLER.
Notwithstanding anything in this Agreement to the contrary, if (i) on the date hereof Purchaser has knowledge that any of Seller's representations or warranties set forth in Section 12.01 are untrue in any respect, then the breach by Seller of the representations or warranties as to which Purchaser has such knowledge shall be deemed waived by Purchaser and Seller shall not be in default hereunder and shall have no liability to Purchaser or its successors or assigns in respect thereof, or (ii) after the date hereof and prior to the closing Purchaser obtains knowledge that any of Seller's representations or warranties set forth in this Agreement, or any of Seller's representations or warranties made in any documents delivered by Seller in connection with the closing, are untrue in any respect but Purchaser elects nonetheless to proceed with closing, then the breach by Seller of such representations or warranties shall be deemed waived by Purchaser, and Seller shall not be in default hereunder and shall have no liability to Purchaser or its successors or assigns in respect thereof following the closing for the breach of such representations or warranties. For purposes of this Section 12.03, Purchaser shall be deemed to have or to have obtained knowledge of any such matter or thing only if such matter or thing (i) is set forth in any Lease, Contract, License, estoppel letter or any other document delivered, to Purchaser or Purchaser's attorneys including without limitation those referenced or disclosed on any of Exhibits B, C, D and E attached hereto, (ii) was set forth or referenced in any written studies or reports furnished to Purchaser or Purchaser's attorneys including without limitation the Title Commitment and environmental reports, (iii) was set forth or referenced in any letter, memorandum, or other written communication provided to Purchaser or Purchaser's attorneys, or (iv) was otherwise within the actual knowledge of Purchaser or Purchaser's attorneys.

                                  ARTICLE XIII

                                RIGHT TO INSPECT

     13.01 DOCUMENTS. Seller shall promptly make available to Purchaser for Purchaser's inspection:

                  (i)    The Leases, Contracts and Licenses;

                  (ii) To the extent the same exist and are in Seller's possession, as-built plans and specifications for the improvements on the Real Property;

                  (iii) To the extent the same exist and are in Seller's possession, structural and other construction-related inspection reports for the Real Property;

                  (iv) Tenant files (exclusive of any materials subject to the attorney/client privilege or which incorporate Seller's internal financial analyses or any third party offers to purchase the Property);

                  (v)    The Environmental Report;

                  (vi) To the extent the same exist and are in Seller's possession, 2003 statements of income and expenses for the Property; and

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                  (vii)  To the extent the same exist and are in Seller's
possession, 2003 and 2004 calendar year operating budget.

     13.02  RIGHT TO INSPECT.

            (a) During the time period commencing as of May 21, 2004 and expiring on June 21, 2004 (the "Inspection Period"), Purchaser, at its own cost and expense, may cause one or more studies, tests, analyses, reviews and other inquiries and investigations of the Land, Building and common areas and facilities relating thereto and otherwise with respect to the Property (collectively, "Purchaser's Investigations") as Purchaser reasonably deems appropriate (subject to the provisions of this Agreement) in order to determine Purchaser's satisfaction, in its sole discretion, with all of the same. Purchaser, as part of Purchaser's Investigations during the Inspection Period, may also interview the tenants and review the Leases, any reciprocal easement or operating agreements, any management agreements, service contracts, construction contracts and other third party agreements pertaining to the Property as well as any guarantees and warranties which Seller received from any contractors and/or subcontractors pertaining to the Property which will continue in force beyond the closing. Seller shall cooperate with Purchaser in order to afford Purchaser reasonable access to all of Seller's files and records regarding the development, ownership and operation of Property (it being understood that Seller may withhold access to files and records containing material which is subject to the attorney/client privilege or which incorporates Seller's internal financial analyses or any third party offers to purchase the Property) including without limitation by providing access to copies of any Phase I and Phase II Environmental Reports and licenses and permits relating to the Property which are in Seller's possession as well as physical access to the Real Property in order to conduct those of Purchaser's Investigations which are to be performed on-site at the Real Property. Seller will also reasonably cooperate with Purchaser and its representatives in order to help facilitate Purchaser's audit of the books and records relating to the income derived and expenses incurred in connection with Seller's ownership and operation of the Property for the most recently completed year of operations; it being understood however that Purchaser shall reimburse any and all out-of-pocket expenses incurred by Seller in connection with its cooperation with such audit.

            (b) In connection on with any and all entries upon the Land by Purchaser, its employees, contractors, consultants, agents and other representatives (any and all of the foregoing, "Purchaser's Representative(s)"), Purchaser agrees as follows: (i) all of Purchaser's Investigations on or about the Land shall be conducted only following reasonable (and in no event less than one (1) business day) prior written notice to Seller, and shall occur during normal business hours and in the company of Seller's representative(s) at the Property; (ii) all of Purchaser's Investigations shall be subject to the rights of the various tenants in possession of the Land and/or improvements thereon, and shall be conducted in such a manner so as to minimize, to the greatest extent reasonably practicable, any disruption to their respective business activities; (iii) Purchaser shall request from third parties acting as Purchaser's Representative(s) that they provide Seller with certificates of insurance issued by reputable insurers having a rating of at least "A" by A.M. Best Company evidencing current worker's compensation insurance meeting the legally mandated limits of coverage as well as commercial general liability insurance on an occurrence basis with coverage limits of not less than Two Million Dollars ($2,000,000) combined single limit per occurrence for personal liability (including bodily injury and death) and not less than One Million Dollars ($1,000,000) per occurrence for property damage and with endorsements (copies to be provided to Seller) providing that such coverages are primary; (iv) Purchaser at its own expense shall promptly repair any and all damage resulting from the activities of Purchaser's Representatives on or about the Land and/or improvements thereon and Purchaser shall indemnity, defend and hold Seller harmless from and against any and all claims, actions, suits, demands, losses, damages, liabilities, obligations, judgments, settlements, awards, penalties, costs and expenses (including without limitation reasonable attorneys fees and expenses) for any and all mechanics liens, property damage (including without limitation environmental contamination), personal injury or death incurred by Seller as a result of any and all acts or omissions of Purchaser's Representatives on or about the Land and/or improvements thereon; and (v) no invasive testing or sampling of the Land or any components of the Building will be permitted without Seller's express prior written consent.

            (c) If Purchaser, in its sole discretion, is not satisfied with the results of any of Purchaser's Investigations, Purchaser may terminate the Agreement by written notice to Seller at its address as set forth below prior to the expiration of the Inspection Period, whereupon the Deposit and any accrued interest thereon will be returned to Purchaser and there will be no further rights or recourse as between Purchaser and Seller except with respect to the Surviving Obligations. For the purposes of this Agreement, "Surviving Obligations" shall mean all of the respective obligations of the parties under the provisions of any and all of this Article XIII and Section 8.01. The failure of Purchaser to provide Seller timely notice prior to the expiration of the Inspection Period of Purchaser's dissatisfaction with the results of Purchaser's Investigations shall conclusively be deemed to evidence Purchaser's satisfaction with all such matters, its agreement to assume at Closing all Leases, Licenses, Contracts, reciprocal easement or operating agreements, and other agreements pertaining to the Property disclosed to or otherwise discovered by Purchaser during the Inspection Period, and Purchaser's waiver of all rights of termination with respect to Purchaser's Investigations.

     13.03 RETURN OF INFORMATION; CONFIDENTIALITY. If for any reason this Agreement is terminated, Purchaser shall use reasonable efforts to return to Seller all information related to the Property then in Purchaser's actual possession or in the possession of Purchaser's Representatives within ten (10) business days after such termination. In any event, Purchaser shall hold all such information, including without limitation the reason(s) for Purchaser's termination of this Agreement, in confidence; provided, however, that such information may be revealed to Purchaser's attorneys, accountants, other parties to whom Purchaser is obligated to make reports and other parties who have a need for such information in connection with the conduct of Purchaser's affairs, and provided further that such information may be revealed and disclosed in connection with any judicial or administrative proceeding in which a subpoena or other request for such information is issued or made, or is required by Purchaser in the prosecution or defense of any judicial or administrative proceeding in which Purchaser is involved.

     13.04  CONDITION OF PROPERTY.

            (a) DISCLAIMER. Except as set forth in Article XII above, Seller has not made, and Purchaser acknowledges that Seller has not made, any warranty or representation, express or implied, written or oral, statutory or otherwise concerning the Property or any uses to which the Property may or may not be put, including, but not limited to, the following: (i) the condition of title to the Property; (ii) the nature, physical condition or any other aspect of the Property; (iii) the existence of Hazardous Materials in, on about, under or affecting the Property.

            (b) ACCEPTANCE. SUBJECT TO THE EXPRESS TERMS OF THIS AGREEMENT, PURCHASER ACKNOWLEDGES FOR PURCHASER AND PURCHASER'S SUCCESSORS AND ASSIGNS THAT PURCHASER WILL BE ACQUIRING THE PROPERTY BASED UPON PURCHASER'S OWN INVESTIGATION AND INSPECTION THEREOF. SELLER AND PURCHASER AGREE THAT THE PROPERTY SHALL BE SOLD AND THAT PURCHASER SHALL ACCEPT POSSESSION OF THE PROPERTY ON THE CLOSING DATE "AS IS, WHERE IS, WITH ALL FAULTS" WITH NO RIGHT OF SET-OFF OR REDUCTION IN THE PURCHASE PRICE, AND THAT EXCEPT AS EXPLICITLY SET FORTH IN THIS AGREEMENT, SUCH SALE SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AND SELLER DOES HEREBY DISCLAIM AND RENOUNCE ANY SUCH REPRESENTATION OR WARRANTY NOT EXPLICITLY SET FORTH IN THIS AGREEMENT. PURCHASER SPECIFICALLY ACKNOWLEDGES, THAT EXCEPT AS EXPLICITLY SET FORTH IN THIS AGREEMENT, PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER OR ANY REPRESENTATIVE OR AGENT OF SELLER AS TO ANY MATTER CONCERNING THE PROPERTY, INCLUDING, WITHOUT
LIMITATION: (1) THE CONDITION OR SAFETY OF THE PROPERTY INCLUDING, BUT NOT LIMITED TO, SOILS AND GEOLOGY, THE EXISTENCE OR NONEXISTENCE OF HAZARDOUS MATERIALS, OR SUITABILITY OF THE PROPERTY FOR A PARTICULAR PURPOSE; (2) WHETHER THE PROPERTY IS IN GOOD CONDITION, OR IN COMPLIANCE WITH APPLICABLE CITY, COUNTY, STATE OR FEDERAL STATUTES, CODES OR ORDINANCES. ANY REPORTS, REPAIRS OR WORK REQUIRED BY PURCHASER ARE TO BE THE SOLE RESPONSIBILITY OF PURCHASER AND PURCHASER AGREES THAT THERE IS NO OBLIGATION ON THE PART OF SELLER TO MAKE ANY CHANGES, ALTERATIONS, OR REPAIR TO THE PROPERTY.

                                   ARTICLE XIV

                             CONDITIONS TO CLOSING

     14.01 CONDITIONS TO SELLER'S OBLIGATION TO CLOSE. In addition to the other conditions set forth in this Agreement, the following shall be conditions precedent to Seller's obligation to close hereunder:

            (a) all representations and warranties of Purchaser shall be true and correct in all material respects as of the Closing Date and Purchaser shall certify the same at closing;

            (b) Purchaser shall have observed and performed in all material respects all covenants and obligations on its part to be observed or performed at or prior to Closing; and

            (c) Seller and Purchaser shall have agreed by the end of the Inspection Period upon the form and substance of (i) the document to be attached to this Agreement as EXHIBIT H, as contemplated in Section 15.04(c), and (ii) the Access and Escrow Agreement, as contemplated in Section 10.01(h).

            (d) The Board of Directors of ORIX Corporation shall have approved the transaction contemplated hereunder on or before June 10, 2004, AND Dayton Hudson Corporation (d/b/a Target) shall have elected not to exercise its right of first offer with respect to said transaction on or before June 21, 2004; it being agreed that (i) in the event such Board of Directors' approval is not timely received, Seller may elect to terminate this Agreement upon notice to Purchaser, and (ii) in the event Dayton Hudson Corporation exercises its right of first offer, this Agreement shall automatically terminate. In the case of either such termination of this Agreement, Seller shall reimburse Purchaser for its bona fide out-of-pocket costs incurred in connection with Purchaser's Investigations up to a maximum reimbursement to Purchaser of Fifty Thousand Dollars ($50,000).

     14.02 CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE. IN addition to the other conditions set forth in this Agreement, the following shall be conditions precedent to Purchaser's obligation to close hereunder:

            (a) all representations and warranties of Seller (as modified by any Variance pursuant to Section 12.02 hereof) shall be true and correct in all material respects as of the Closing Date and Seller shall have observed and performed in all material respects all covenants and obligations on its part to be observed or performed at or prior to Closing;

            (b) Seller shall have obtained and delivered estoppel letters addressed to Purchaser from (i) each tenant under the Leases other than QWEST, and (ii) all third parties under any reciprocal easement agreement or operating agreement with respect to the Property, if any (any of the foregoing, a "REA"), confirming the material provisions of their respective Leases or REAs and setting forth no facts indicating any default by the landlord (or Seller, with respect to a REA) in the performance of its obligations thereunder (it being agreed that in lieu of any form of estoppel requested by Purchaser, the respective forms of estoppel letters required by the Leases or REAs, if any, and, absent a required form under any given Lease or REA, the form of estoppel letter normally utilized by any such tenant or REA party shall be acceptable to Purchaser);

            (c) There will be no threatened or pending litigation relating to the Property at the time of closing other than any mechanics' lien or other litigation relating to matters for which any of the tenants are solely responsible pursuant to their respective Leases and such other matters as Purchaser may agree to accept;

            (d) Seller and Purchaser shall have agreed by the end of the Inspection Period upon the form and substance of (i) the document to be attached to this Agreement as EXHIBIT H, as contemplated in Section 15.04(c), and (ii) the Access and Escrow Agreement, as contemplated in Section 10.01(h); and

            (e) Title Insurer shall be prepared to issue a 3.1 zoning endorsement to the owner's title insurance policy to be delivered to Purchaser at the closing.

If any representation or warranty of Seller is true and accurate in all material respects as of the date hereof, but due to a change in factual circumstances, Seller cannot certify that any representation or warranty of Seller contained in
Section 12.01 is true and correct as of the Closing Date, or Seller is unable to obtain a required estoppel letter(s) from any tenant or the tenant estoppel letters are inconsistent with Sellers representations and warranties herein, or any of the other conditions set forth in this Section 14.02 are not satisfied on or before the Closing Date, then Purchaser shall not be entitled to exercise the remedy set forth in Section 16.01 and Purchaser shall, as its sole and exclusive remedy, either waive such condition and proceed to closing or terminate this Agreement. Upon any such termination, the Deposit together with interest thereon, if any, shall forthwith be returned to Purchaser and all obligations of the parties hereunder other than any Surviving Obligations shall cease and this Agreement shall have no further force or effect except with respect to the Surviving Obligations.

                                   ARTICLE XV

                                     CLOSING

     15.01 TIME AND PLACE. The transaction contemplated hereby shall close on the Closing Date at the offices of the Title Insurer or on such other date and place as the parties may mutually agree at a time agreed upon by the parties.

     15.02 SELLER'S DELIVERIES. On the Closing Date, Seller shall deliver to the Escrowee for deposit into the Escrow the following closing documents (all duly executed, and acknowledged and in recordable form as appropriate) and other items:

            (a)   The Deed;

            (b) Seller's general assignment of all right, title and interest of Seller in and to the Contracts, Leases and Licenses as provided in
Section 2.0l(b);

            (c) Seller's bill of sale transferring the Personal Property to Purchaser as provided in Section 2.01(c);

            (d) Original executed counterparts or duplicate originals (or, to the extent the foregoing are not available, certified copies) of all Contracts, Leases and Licenses;

            (e) Letters to tenants under the Leases (in the same form and substance as the letter attached hereto as EXHIBIT G) advising that the Property has been sold to Purchaser (or as Purchaser may otherwise designate), directing payment of rental in accordance with the directions of Purchaser; and directing tenants to deliver to Purchaser within a reasonable period after the Closing Date, endorsements of any insurance policies required under the tenant's Lease, deleting the interests of Seller with regard to occurrences thereafter arising and adding the interest of Purchaser as landlord;

            (f) Seller's certification that all representations and warranties of Seller contained in Section 12.01 (as modified by any Variance) are true and correct in all material respects as of the Closing Date;

            (g)   All keys to the Real Property, if any;

            (h)   The Survey;

            (i)   ALTA Statement, in duplicate;

            (j)   Gap Undertaking as provided in Section 15.05;

            (k)   Any required documentary or transfer stamp declaration;

            (1) Non-Foreign seller affidavit complying with the requirements of Section 1445 of the Internal Revenue Code;

            (m) A Recertification of EXHIBIT E, updated as necessary to reflect any changes thereto from the date hereof;

            (n) Evidence, satisfactory to the Title Insurer, with copies to Purchaser, authorizing the consummation by Seller of the transaction contemplated hereby and the execution and delivery of the closing documents on behalf of Seller; and

            (o) As built plans and specifications for the construction of the Building and related improvements on the Real Property, to the extent in Seller's possession.

     15.03 PURCHASER'S DELIVERIES. On the Closing Date, Purchaser shall deliver to the Escrowee for deposit into the Escrow, the following documents (all duly executed and acknowledged and in recordable form as appropriate) and other items:

            (a)   The balance of the Purchase Price;

            (b)   ALTA Statement, in duplicate;

            (c)   Any required documentary or transfer stamp declaration;

            (d) Purchaser's assumption of all of Seller's obligations under the Contracts, Leases (except with respect to any tenant CAM audit of years prior to 2004), Licenses and Personal Property as provided in Section 2.01(b);

            (e) An assumption of any and all liabilities and obligations not otherwise assumed by Purchaser in accordance with any of the other documents hereinabove provided, relating to any liabilities or obligations relating to the Property for which Purchaser has elected to accept and has received a proration credit from Seller;

            (f) Evidence satisfactory to the Title Insurer, with copies to Seller, authorizing the consummation by Purchaser of the transaction contemplated hereby and the execution and delivery of the closing documents on behalf of Purchaser; and

            (g) Purchaser's certification that all representations and warranties of Purchaser contained in Section 11.01 are true and correct in all material respects as of the Closing Date.

     15.04 CONCURRENT DELIVERIES. Seller and Purchaser shall jointly deposit in the Escrow or deliver to each other at closing:

            (a) An agreed proration statement duly executed by the respective parties;

            (b)   The Access and Escrow Agreement, as contemplated in
Section 10.01(h);

            (c) At closing, Seller and Purchaser will enter into a mutually acceptable escrow agreement with the Escrowee, in a form to be negotiated by the parties and attached hereto as EXHIBIT H prior to the expiration of the Inspection Period, into which escrow Seller will deposit out of the Purchase Price proceeds in an amount equal to any leasing commissions set forth on
EXHIBIT I that have not been paid as of the Closing Date; and

            (d) Such other mutually acceptable documents as may be reasonably necessary or desirable to consummate the transaction contemplated by this Agreement; it being understood however that neither party shall be obligated to undertake any expanded or additional liability or obligation under any such additional closing documentation beyond the express liabilities and obligations undertaken by such party in accordance with this Agreement.

     15.05 NEW YORK STYLE CLOSING. The transaction shall be closed by means of a so-called New York Style Closing, with the concurrent delivery of the documents of title, transfer of interests, delivery of the owner's title policy and the disbursement to Seller of the Purchase Price. Seller shall provide any undertaking (the "Gap Undertaking") to the Title Insurer necessary to the New York Style Closing provided the Gap Undertaking will not cover encumbrances and title defects created by or through Purchaser or any tenants under Leases. Seller and Purchaser shall each pay 50% of the charges of the Title Insurer for such New York Style Closing.

                                   ARTICLE XVI

                                     DEFAULT

     16.01  DEFAULT.

            (a) If Purchaser is not then in default in its obligations or agreements hereunder and Seller shall have failed to perform any of the covenants or agreements contained in this Agreement which are to be performed by Seller, Purchaser may, at its option, as Purchaser's sole and exclusive remedy either (i) terminate this Agreement by giving notice of termination to Seller whereupon the Deposit, and all interest earned thereon, shall be promptly returned to Purchaser and Seller shall reimburse Purchaser for any out-of-pocket fees, costs and expenses actually incurred by Purchaser and paid in arm's length transactions by Purchaser to third parties unafilliated with Purchaser in connection with the performance of Purchaser's due diligence review of the Property up to a maximum aggregate reimbursement amount of One Hundred Thousand and No/100 Dollars ($100,000), or (ii) seek specific performance of this Agreement. Except for Purchaser's right to recover its out-of-pocket fees, costs and expenses in accordance with clause (i) above, Purchaser expressly waives all rights at law or in equity to seek monetary damages (including without limitation any and all consequential, speculative and punitive damages) for any default by Seller hereunder; provided, however, if the Closing occurs, subject to the provisions of Sections 12.02 and 20.03 hereof, such waiver shall not apply to damages to which Purchaser may be entitled hereunder by reason of any breach by Seller of any of its representations or warranties hereunder which survive the closing; provided, further, that notwithstanding the foregoing, Purchaser shall not be deemed to have waived and shall be entitled to recover attorneys' fees and costs pursuant to Section 20.06 in connection with any specific performance action.

            (b) In the event this Agreement is terminated by Seller due to a default of Purchaser, Seller and Purchaser agree that actual damages will be difficult to ascertain and Seller, as Seller's sole and exclusive remedy for such default, shall receive and retain the entire Deposit as full and complete liquidated damages (and not as a penalty or forfeiture).

            (c) Neither Seller nor Purchaser shall avail itself of any remedy granted to it hereunder based upon an alleged default of the other party, unless and until written notice of the alleged default, in reasonable detail, has been delivered to the defaulting party by the non-defaulting party and the alleged default has not been cured on or before 5:00 P.M., Chicago time, on the third
(3rd) business day next following delivery of said notice of default.

                                  ARTICLE XVII

                              DEED FULL PERFORMANCE

     17.01 DEED FULL PERFORMANCE. The acceptance of the Deed and other closing documents by Purchaser from Seller shall be deemed full performance on the part of Seller of all of its obligations under this Agreement which are to be performed on or prior to the Closing, except as to any such obligation which is specifically stated in this Agreement to survive the Closing or is expressly contained in documents delivered at Closing and stated therein to survive the Closing, including, without limitation, Seller's indemnification obligations under Section 19.01. Except when otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall survive the Closing.

                                  ARTICLE XVIII

                                     NOTICES

     18.01 NOTICES. Any notice, demand or other communication which any party may desire or may be required to give to any other party shall be in writing and shall be deemed given (i) if and when personally delivered, or (ii) upon receipt if sent by a nationally recognized overnight courier addressed to a party at its address set forth below or to such other address as the party to receive such notice may have designated to all other parties by notice in accordance herewith:

     If to Seller, to:          ORIX Touchstone Seattle Venture
                                c/o ORIX Real Estate Equities, Inc.
                                100 North Riverside Plaza, Suite 1400
                                Chicago, Illinois 60606
                                Attention: David R. Brown

     With a copy to:            Neal, Gerber & Eisenberg LLP
                                Two North LaSalle Street, Suite 2200
                                Chicago, Illinois 60602
                                Attention: Irwin I. Gzesh, Esq.

     If to Purchaser, to:       Inland Real Estate Acquisition, Inc.
                                2901 Butterfield Road
                                Oak Brook, Illinois 60523
                                Attention: G. Joseph Cosenza

     With a copy to:            The Inland Real Estate Group, Inc.
                                2901 Butterfield Road
                                Oak Brook, Illinois 60523
                                Attention: Gary Pechter, Esq.

                                   ARTICLE XIX

                                INDEMNIFICATION

     19.01  INDEMNIFICATION.

            (a) Seller shall indemnify, defend and hold Purchaser harmless against, and reimburse Purchaser on demand for, any and all obligations, liabilities, claims, costs or expenses, including reasonable attorneys' fees, incurred by Purchaser (whether the claim therefor or proceeding relating thereto is made or commenced prior to or after the Closing Date):

                  (i) that arise by reason of any default by Seller which occurred prior to the Closing Date in Seller's performance of Seller's obligations which were required to be performed prior to the Closing Date under any Lease, Contract, License or Personal Property right assumed by Purchaser, and with respect to which matter a credit was not given to Purchaser at the closing or that arise by reason of any CAM audit by a tenant with respect to any year prior to 2004;

                  (ii) as a result of any mechanics or materialmen's liens that arise by reason of any activity taking place prior to the Closing Date (other than obligations that are properly the obligations of the tenants under the Leases or of any other third party) unless such lien results from Purchaser's or Purchaser's Representatives' activities on the Property; it being agreed however that such indemnity shall not apply to the extent that the Title Insurer shall have honored its obligation to insure Purchaser against loss and damage, including attorneys' fees and costs, for such matter under the title insurance policies that are to be issued pursuant to Section 15.05. Purchaser agrees to make and diligently prosecute a claim against the Title Insurer for such loss or damage;

                  (iii) as a result of any claim of personal injury or property damage by any third party relating to any injury or damage suffered on the Real Property by any third party before the Closing Date except to the extent that any tenant or insurer is liable for and protects Purchaser against the same;

                  (iv) that arise under or on account of Seller's agreement with any property manager with respect to the operation and management of the Property prior to closing;

                  (v) that arise by reason of any warranty claim made by a tenant of the Building under its Lease for defects in new construction work which Seller has warranted against under the terms of said tenant's Lease; provided, however, Purchaser first pursues a claim against any contractors' or manufacturers' warranty covering such defect that Seller has assigned to Purchaser; and provided, further, however, Seller's obligation to indemnify Purchaser shall terminate and be of no further force or effect, unless Purchaser notifies Seller of the alleged claim on or before the earlier to occur of (i) one (1) year from the date the improvements so warranted under said tenant's Lease have been completed or, (ii) the stated expiration of Seller's warranty obligations under said tenant's Lease. If Seller is required to perform pursuant to its indemnity of Purchaser under this subparagraph 19.01(a)(v), Purchaser agrees to reassign to Seller any third-party contractors' or manufacturers' warranty covering such defect and that Seller shall be subrogated to any and all rights and remedies Purchaser has against such third-party contractor or manufacturer; and

                  (vi) that arise by reason of any default by Seller in Seller's performance of Seller's obligations under Section 10.01(h) hereof.

            (b) Purchaser shall indemnify, defend and hold Seller harmless, and reimburse Seller on demand for, any and all obligations, liabilities, claims, costs or expenses, including reasonable attorneys' fees incurred by
Seller:

                  (i) that arise by reason of anything (other than the making of a claim or the commencement of a proceeding relating to any default by Seller that occurred prior to the closing for which Seller is liable pursuant to
Section 19.01(a)(i) above) which occurs from and after the Closing Date under or in connection with any Contract, License, Personal Property right or Lease assumed by Purchaser and with respect to which matter a credit was not given to Seller at the closing;

                  (ii) that relate to any mechanics or materialmen's liens arising before the Closing Date as a result of Purchaser's or its representatives' activities on the Property and arising from and after the Closing Date unless such lien relates to Seller's or its representatives' activities on the Property;

                  (iii) that relate to any claim of personal injury or property damage by any third party relating to any injury or damage suffered on the Real Property by any third party from and after the Closing Date except to the extent that any tenant or insurer is liable for and protects Seller against the same; and

                  (iv) that arise under or on account of any management agreement entered into by Purchaser with respect to the operation and management of the Property from and after the Closing Date.

                                   ARTICLE XX

                                     GENERAL

     20.01 ENTIRE AGREEMENT, AMENDMENTS AND WAIVERS. This Agreement contains the entire agreement and understanding of the parties in respect to the subject matter hereof, and the same may not be amended, modified or discharged nor may any of its terms be waived, except by an instrument in writing signed by the party to be bound thereby. The waiver of any term or provision of this Agreement shall not constitute a waiver of any other term or provision of this Agreement, nor shall the right to require any enforcement of any term or provision of this Agreement be permanently waived, if a continuing breach of any such term or provision arises.

     20.02 FURTHER ASSURANCES. The parties each agree to do, execute, acknowledge and deliver all such further acts, instruments and assurances and to take all such further action before or after the closing as shall be necessary or desirable to perform this Agreement and consummate and effect the transactions contemplated hereby.

     20.03 SURVIVAL; BASKET AND CAP. Except as otherwise expressly provided in this Agreement, and except with respect to the matters described in Article XIX, the representations and warranties made by Seller and Purchaser in this Agreement shall survive the closing solely with respect to those matters for which a notice of an alleged breach, default or claim is given by Purchaser or Seller to the other party within a period of six (6) months after the Closing Date (the "Survival Period"). No claim for a breach of any representation or warranty of Seller or Purchaser shall be actionable or payable (a) unless and until the valid claims for all such breaches collectively aggregate more than Ten Thousand and No/100 Dollars ($10,000), and (b) unless written notice containing a description of the specific nature of such breach shall have been given to the other party and an action shall have been commenced prior to the expiration of the Survival Period. In no event shall the total aggregate liability of Seller to Purchaser for all breaches of representations and warranties of Seller in this Agreement or in any document delivered by Seller to Purchaser at the closing exceed the amount of Four Hundred Eighty Four Thousand and No/100 Dollars ($484,000). Seller covenants to maintain a post-closing net worth until the end of the Survival Period of not less than Four Hundred Eighty Four Thousand and No/100 Dollars ($484,000) or, alternatively, to provide a guaranty of such net worth of Seller until the end of the Survival Period from ORIX Real Estate Equities, Inc., a Delaware corporation, in form and substance reasonably acceptable to Purchaser.

     20.04  INTERPRETATION.

            (a) The headings and captions herein are inserted for convenient reference only, and the same shall not limit or construe the paragraphs or sections to which they apply or otherwise affect the interpretation hereof.

            (b) The terms "hereby," "hereof," "hereto," "herein," "hereunder" and any similar terms shall refer to this Agreement, and the term "hereafter" shall mean after, and the term "heretofore" shall mean before, the date of this Agreement.

            (c) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words importing the singular number shall mean and include the plural number and vice versa.

            (d) Words importing persons shall include firms, associations, partnerships (including limited partnerships), trusts, corporations, limited liability companies and other legal entities, including public bodies, as well as natural persons.

            (e) The terms "include," "including" and similar terms shall be construed as if followed by the phrase "without being limited to."

            (f) This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            (g) Whenever under the terms of this Agreement the time for performance of a covenant or condition falls upon a Saturday, Sunday or holiday, such time for performance shall be extended to the next business day. Otherwise, all references herein to "days" shall mean calendar days.

            (h) Whenever any representation or warranty of Seller is stated in this Agreement to be "to Seller's knowledge", "to the knowledge of Seller", "known to Seller," "to be best of Seller's knowledge" or words of like import, such words shall mean and be strictly limited and confined to the actual knowledge without independent inquiry or investigation of the following individuals who are officers or employees of certain entities directly or indirectly associated with Seller but nothing herein shall be deemed to extend any liability or obligation of Seller under this Agreement to any such entities or individuals: Brian Gordon, Kurt Paritz and Paul Gawley.

            (i) This Agreement has been negotiated, executed and delivered within, and shall be governed by and construed in accordance with, the laws of the State of Illinois.

            (j)   Time is of the essence of this Agreement.

            (k) If any provision hereof or the application of any such provision to any particular person or circumstance is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof or the application of such provision to different person(s) or circumstance(s), as the case may be.

            (l) The terms and provisions of this Agreement represent the results of negotiations between the parties, each of which has been represented by counsel of its own selection, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the parties hereby expressly waive and disclaim in connection with the interpretation and construction of the Agreement, any rule of law or procedure requiring otherwise, including, without limitation, any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this

Agreement shall be interpreted or construed against the party whose attorney prepared this Agreement or any earlier draft of this Agreement.

     20.05 CONSENTS AND APPROVALS. Whenever consents or approvals are required under the terms of this Agreement, said consents or approvals shall be in writing.

     20.06 ATTORNEYS' FEES. Except as otherwise expressly set forth in this Agreement or any of the documents and instruments to be executed by the parties, or either of them, and delivered at closing pursuant to this Agreement, the prevailing party in any litigation or other dispute resolution process conducted by or between the parties shall be entitled to recover, as a part of its judgment, award or relief, reasonable attorneys' fees and the costs of such proceeding. The obligations of Purchaser and Seller under this Section 20.06 shall survive closing.

     20.07 LIMITATION ON LIABILITY. Notwithstanding anything to contrary contained herein, (i) Seller's obligations hereunder shall not be binding upon and resort shall not be had to, nor shall satisfaction or recourse be sought from the assets and private property of any shareholder, officer, director or employee of the corporate general partners of Seller; and (ii) Purchaser's obligations hereunder shall not be binding upon and resort shall not be had to, nor shall satisfaction or recourse be sought from the assets and private property of any member, shareholder, officer, director or employee of Purchaser.

     20.08 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions and covenants contained herein shall inure to and be binding upon the heirs, successors and assigns of the parties hereto. However, Purchaser shall have no right to assign any of its rights, privileges, duties or obligations under this Agreement prior to Closing, without the prior written consent of Seller in its sole discretion. Notwithstanding the foregoing, Purchaser shall be permitted, without Seller's consent, to assign its rights, privileges, duties and obligations under this Agreement to Inland Real Estate Trust, Inc., Inland Real Estate Corporation, or any of their respective affiliates. For purposes of this Section 20.08, "affiliate" shall mean an entity controlled by, controlling or under common control with Purchaser where "control" shall mean the power, directly or indirectly through one or more intermediaries, to establish the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise. Promptly following, and as a condition to, any assignment by Purchaser permitted under this Section 20.08, Purchaser shall deliver to Seller an assumption by the assignee of all of Purchaser's duties and obligations under this Agreement. In the event Purchaser assigns its rights and obligations under this Agreement, the liability of Purchaser shall in no way be affected and the liability of the Purchaser for the representations, warranties and covenants made by Purchaser herein shall continue as though no such assignment had been made. In the event Seller assigns its rights and obligations under this Agreement, the liability of Seller shall in no way be affected and the liability of the Seller for the representations, warranties and covenants made by the Seller herein shall continue as though no such assignment had been made.

     20.09 PUBLICITY. In no event shall Purchaser, on the one hand, or Seller, on the other hand, prior to closing issue any press release or otherwise disclose any non-public information regarding this Agreement or the purchase and sale transaction herein contemplated

(the "Transaction") unless the other party has consented thereto in writing and to the form and substance of any such statement or disclosure; provided, however, that nothing herein shall be deemed to limit or impair in any way any party's ability to disclose the details of or information concerning this Agreement, the Transaction or the Property to such party's attorneys, accountants or other advisors to the extent such party reasonably deems necessary or desirable in connection herewith, or pursuant to any court or governmental order or applicable securities or other laws or regulations or financial reporting requirements, or as may be reasonably necessary in order to obtain any third party consents or tenant estoppels necessary to consummate the Transaction or in conjunction with any future anticipated financing of the Property. Further, Seller may disclose any information regarding this Agreement or the Transaction to its direct or indirect constituent partners, members or shareholders, as the case may be (and to counsel for the same) and as otherwise necessary to comply with the terms of this Agreement. The provisions of this
Section 20.09 shall terminate upon the closing.

     20.10 NO THIRD PARTY BENEFICIARIES. There are no third party beneficiaries to this Agreement.


[SIGNATURES APPEAR ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       SELLER:

                                       ORIX TOUCHSTONE SEATTLE VENTURE, an
                                       Illinois general partnership

                                       By:  ORIX Seattle II, Inc.,
                                            its Managing General Partner

                                            By: /s/ [ILLEGIBLE]
                                               -------------------------------

                                            Its:    President and CEO
                                                ------------------------------


                                       PURCHASER:

                                       INLAND REAL ESTATE ACQUISITIONS, INC.,
                                       an Illinois corporation


                                       By: /s/ [ILLEGIBLE]
                                          ------------------------------------
                                       Name:
                                            ----------------------------------
                                       Title:
                                             ---------------------------------

                                LIST OF EXHIBITS:

                                    EXHIBIT A
                                LEGAL DESCRIPTION

                                    EXHIBIT B
                               SCHEDULE OF LEASES

                                    EXHIBIT C
                              SCHEDULE OF LICENSES

                                    EXHIBIT D
                   SCHEDULE OF CONTRACTS AND OTHER DISCLOSURES

                                    EXHIBIT E
                                   LITIGATION

                                    EXHIBIT F
                                 BASSETT TI WORK

                                    EXHIBIT G
                           NOTICE OF LEASE ASSIGNMENT

                                    EXHIBIT H
                       LEASING COMMISSION ESCROW AGREEMENT

                                    EXHIBIT I
                               LEASING COMMISSIONS

                                    EXHIBIT A

                                LEGAL DESCRIPTION

The south 329.87 feet of the southeast quarter of the northeast quarter of the southwest quarter of Section 29, Township 26 North, Range 4 East, W.M., in King County, Washington;

EXCEPT the south 40 feet for Northeast Northgate Way;

AND EXCEPT the west 30 feet for 3rd Avenue Northeast;

AND EXCEPT 5th Avenue Northeast;

AND EXCEPT that portion conveyed to the City of Seattle by instrument recorded under King County Recording Number 8110300213.

                                    EXHIBIT B

                               SCHEDULE OF LEASES

1 Lease dated July 16, 2002, between ORIX Touchstone Seattle Venture and Qwest Wireless, LLC.

2 Lease dated ___________, 2002, between ORIX Touchstone Seattle Venture and Levu, L.L.C. d/b/a Quizno's Classic Subs.

3 Lease dated May 3, 2001, between ORIX Touchstone Seattle Venture and GMRI, Inc., d/b/a Olive Garden, as amended by Reinstatement and First Amendment to Lease dated October 22, 2001 and as amended by Reinstatement and Second Amendment to Lease dated June 5, 2002.

4 Lease dated April 1, 2003, between ORIX Touchstone Seattle Venture and Ross Stores, Inc.

5 Lease dated October 15, 2002, between ORIX Touchstone Seattle Venture and G.I. Joe's, Inc. as amended by First Amendment to Lease dated July 16, 2003.

6 Lease dated August 2, 1999, between ORIX Touchstone Seattle Venture and Best Buy Stores, L.P. as amended by First Amendment to Lease dated April 24, 2000 or as further amended by Second Amendment to Lease dated July 18, 2003.

7 Lease dated August 17, 1999, between ORIX Touchstone Seattle Venture and Dayton Hudson Corporation.

8 Lease dated August 25, 1999, between ORIX Touchstone Seattle Venture and King County (as modified by Letter dated December 3, 2001).

9 Building and Rooftop Lease Agreement, dated July 1, 2003, between ORIX Touchstone Seattle Venture and Seattle SMSA Limited Partnership d/b/a Verizon Wireless.

10 Lease between ORIX Touchstone Seattle Venture and BDF Northwest, Inc., dated April 21, 2004.

                                    EXHIBIT C

                              SCHEDULE OF LICENSES

None.

                                    EXHIBIT D

                        CONTRACTS AND OTHER DISCLOSURES*

Contract Date                 Vendor                               Service
-------------------------------------------------------------------------------------------------
5/20/2003                     Superior Parking Services, Inc.      Parking lot sweeping
                                                                   Parking lot pressure washing

5/1/2003                      Sprague Pest Solutions               Pest control

12/12/2002                    Simplex Grinnell LP                  Annual Fire Alarm and
                                                                   Suppression Detection
                                                                   Systems Testing

2/4/2002                      Simplex Grinnell LP                  Alarm Monitoring

12/11/2002                    Schindler Elevator                   Elevator/Escalator
                              Corporation                          Maintenance

3/1/04-2/28/05                Initial Tropical Plant               Landscape maintenance

5/23/2003                     Holaday-Parks, Inc.                  HVAC maintenance

5/23/2003                     Barton Protective Services           Security Services
                              Incorporated

4/3/2003                      Allstar Building Service             Janitorial/Day porter service
6/19/2003

6/1/03-5/31/04                Goodbye Graffiti

                                    EXHIBIT E

                                   LITIGATION

1. Claim by Manijak Shahali that she was injured when an elevator door closed on her right arm. Claim has been referred by Seller's insurance carrier to Schhidler Elevator Corporation's insurance carrier consistent with provisions of relevant elevator maintenance contract.

                                    EXHIBIT F

                                 BASSETT TI WORK

Seller to perform certain tenant improvement work pursuant to the terms and conditions of Section 3 of the Bassett Lease and the Work Letter attached to the Bassett Lease (such work being identified thereon as "Landlord's Work" and "Landlord Constructed Tenant Improvements"), including without limitation completing punch list work related thereto in accordance with the terms of the Bassett Lease, it being understood that the Bassett TI Work includes all work required to be performed by the landlord under the Bassett Lease as a condition to the commencement of the term of the Bassett Lease on the "Commencement Date" (as defined in the Bassett Lease).

                                    EXHIBIT G

                           NOTICE OF LEASE ASSIGNMENT

                            NOTICE TO ALL TENANTS OF

                        NORTHGATE NORTH SHOPPING CENTER

                                _______ ___, 2003

Ladies and Gentlemen:

     Please be advised that _____________. ("New Owner") whose address is 2901 Butterfield Road, Oak Brook, Illinois 60523, has today purchased certain property located in Seattle, Washington, and commonly known as Northgate North Shopping Center (the "Property") from ORIX Touchstone Seattle Venture ("Prior Owner"). In connection with the sale, Prior Owner has transferred its interest in your lease of a portion of the Property to New Owner.

     As in the past, your rental payment is due on the first of each month, but, hereafter, all checks should be made payable to New Owner.

     All future rent checks, inquiries regarding the Property, and notices should be sent to New Owner at the following address:

                            -------------------------------
                            Attn:
                                 --------------------------
                            2901 Butterfield Road
                            Oak Brook, Illinois 60523

     It will be necessary that you immediately delete Prior Owner under your casualty and public liability insurance policies as of this date and substitute New Owner as such insured as of this date. Please promptly forward evidence of your insurance coverages and the aforesaid changes to New Owner at the address set forth above.

     If you have any questions, please do not hesitate to call or write the New Owner at the address set forth above.

                                Very truly yours,

                                ORIX Touchstone Seattle Venture,
                                an Illinois general partnership

                                By: ORIX Seattle II, Inc., its Managing General Partner

                                     By:
                                        ------------------------------
                                     Its:
                                         -----------------------------

                                    EXHIBIT H

                      LEASING COMMISSION ESCROW AGREEMENT

                                TO BE ATTACHED*


     [*The parties agree to reasonably cooperate with one another in order to complete, approve, agree upon and attach Exhibit H prior to the expiration of the Inspection Period.]

                                    EXHIBIT I

                              LEASING COMMISSIONS

$46,233 payable to CB Richard Ellis (Susie Detmer and Krista Haverly) as follows: one-half upon delivery of the executed Lease between Seller and BDF to Seller and one-half upon BDF commencing to pay rent under such Lease.

$46,233 payable to Neil Walter Company (Michael Olsen) as follows: one-half upon delivery of the executed Lease between Seller and BDF to Seller and one-half upon BDF's commencing to pay rent under such Lease.

Any portion of the foregoing not paid by Seller at or prior to Closing (Seller to deliver to purchaser evidence of any amounts paid prior to Closing) shall be placed in escrow with Escrowee (at its Chicago, Illinois office) to be released upon the occurrence of the conditions to payment set forth above.

                                       -2-